SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (date of earliest event reported): March 7, 2008
ENPRO INDUSTRIES, INC.

(Exact name of Registrant, as specified in its charter)

North Carolina	001-31225	01-0573945

(State or other jurisdiction of incorporation)	(Commission file number)	(I.R.S. Employer Identification No.)
5605 Carnegie Boulevard, Suite 500
Charlotte, North Carolina 28209

(Address of principal executive offices, including zip code)
(704) 731-1500

(Registrant’s telephone number, including area code)
Not Applicable

(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☑	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers: Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
     On March 7, 2008 our board of directors appointed Stephen E. Macadam to serve as EnPro’s President and Chief Executive Officer effective with the commencement of his employment on April 14, 2008. At that time, our current Chief Executive Officer and President, Ernest F. Schaub, will step down from those positions in connection with his previously announced retirement plans. Mr. Schaub will continue with EnPro for an interim period thereafter in an executive position. On March 10, 2008, we issued a press release announcing these developments, which press release is filed as Exhibit 99.1 to this report and is incorporated herein by reference.
     Mr. Macadam, age 47, served as Chief Executive Officer of BlueLinx Holdings Inc., a leading North American distributor of building products, since October 2005. Before joining BlueLinx Holdings Inc., Mr. Macadam was the President and Chief Executive Officer of Consolidated Container Company LLC since August 2001. He served previously with Georgia-Pacific Corp. where he held the position of Executive Vice President, Pulp & Paperboard from July 2000 until August 2001, and the position of Senior Vice President, Containerboard & Packaging from March 1998 until July 2000. Mr. Macadam held positions of increasing responsibility with McKinsey and Company, Inc. from 1988 until 1998, culminating in the role of principal in charge of McKinsey’s Charlotte, North Carolina operation. Mr. Macadam is a member of the board of directors of Solo Cup Company.
     On March 10, 2008, we entered into an Executive Employment Agreement (the “Employment Agreement”) with Mr. Macadam to establish the terms of his employment. The Employment Agreement provides for the period of Mr. Macadam’s employment to commence on April 14, 2008. During the period of his employment, Mr. Macadam is to serve as President and Chief Executive Officer of EnPro.
     The Employment Agreement provides for an initial annual salary of $825,000. The Employment Agreement provides that upon commencing employment he will receive a grant under EnPro’s Amended and Restated 2002 Equity Compensation Plan of stock options with respect to 100,000 shares, exercisable at the then fair market value as provided in that plan, which options will vest in annual increments of 33.33% on each of the first three anniversaries of the date of his employment. The Employment Agreement also provides for an inducement award of 53,500 shares of restricted stock which vest in annual increments of 33.33% beginning with the third anniversary of the commencement of his employment. This award will be made outside EnPro’s Amended and Restated 2002 Equity Compensation Plan.
     The Employment Agreement provides that Mr. Macadam will be eligible to participate in EnPro’s Senior Executive Annual Performance Plan, with a target opportunity equal to 100% of his annual base salary and a maximum opportunity of 200% of annual base salary. Mr. Macadam would participate in the plan for 2008, with an award pro rated based on the period of his service during the year.

     The Employment Agreement also provides that beginning January 1, 2009, Mr. Macadam will be eligible to participate in EnPro’s Long-Term Incentive Plan (the “LTIP Plan”). On January 1, 2009, he will be eligible to receive two awards issued under the LTIP Plan. The first such award will be for a two-year performance period 2009 through 2010, and will have a target incentive of $1,400,000. The second such award will be for a three-year performance period 2009 through 2011. Each award will be governed by the terms and conditions of the LTIP Plan.
     In addition to these awards under the LTIP Plan, Mr. Macadam will receive two pro rated awards, calculated and paid according to the terms of the LTIP Plan but not awarded under the LTIP Plan, for the three-year performance cycles ending December 31, 2008 and December 31, 2009. These pro rated awards are to be paid in cash and the Employment Agreement includes provisions providing for guarantees of the target amount of these two awards up to a fixed aggregate amount.
     Upon the completion of the first regular pay period following Mr. Macadam’s commencement of employment, he will receive a signing bonus of $426,000. During a transition period to last no longer than June 1, 2010, we will reimburse Mr. Macadam for his expenses in commuting between his residence in Atlanta to our headquarters in Charlotte, including the cost of maintaining an apartment in Charlotte, evening meal costs and transportation costs. In addition, we will make additional payments to indemnify him on a net-after-tax basis for any income tax associated with those reimbursement payments. Mr. Macadam will also be eligible for reimbursement of qualifying expenses under our relocation policy, with such modifications to that policy to accommodate the commuting period. Mr. Macadam will also be eligible to participate in other benefits and benefit plans made available to our senior executives, including severance benefits.
     The period of employment under the Employment Agreement will terminate upon Mr. Macadam’s death, resignation or termination of employment by EnPro. EnPro may terminate Mr. Macadam’s employment for any reason, and Mr. Macadam may resign his employment for any reason. The Employment Agreement also provides for the maintenance of confidential information by Mr. Macadam and includes a covenant against certain activities in competition against EnPro for two-years following termination of employment post-employment.
     The Employment Agreement provides that upon the commencement of Mr. Macadam’s employment, we will enter into a management continuity agreement of the form attached to the Employment Agreement, which form is on identical terms as our existing management continuity agreement with Mr. Schaub. The management continuity agreement would provide Mr. Macadam’s employment to continue following a “change in control” of EnPro for a period of three years, in the same position and with the same responsibilities and authority, and with the same benefits and level of compensation, including average annual increases. If we or our successor terminated his employment during this continuation period, other than for “cause,” or he voluntarily terminated his employment for a “good reason,” he would be entitled to the following payments and benefits:
•	His annual base salary for a period of three years, which we refer to as the payment period, in a lump sum cash payment.

•	His pro rata target bonus for the year of termination, in a lump sum cash payment.

•	A lump sum cash payment equal to the market value of the performance shares awarded to him under the LTIP for each incomplete performance period. The amount paid out would be based on a specified mix of actual and targeted performance.

•	A lump sum cash payment intended to approximate continuation of annual bonuses for the rest of the payment period. This payment will be equal to the number of years in his payment period, multiplied by the greatest of (1) his most recent annual bonus, (2) his target annual bonus for the year of termination, or (3) his target annual bonus for the year in which the change in control occurs.

•	A lump sum cash payment intended to approximate the value of foregone LTIP awards for the rest of the payment period.

•	Continuation of all health and welfare benefit plans and programs and all fringe benefit programs, perquisites and similar arrangements, as well as the ability to exercise any vested options, during his payment period (unless he were then age 55 or older and eligible to retire).

•	In addition to the benefits to which he was entitled under our retirement plans, a lump sum cash payment equal to the actuarial equivalent of the additional retirement pension to which he would have been entitled under the terms of these plans had he continued to work for us through the end of the payment period.

•	A tax gross-up payment for any excise tax due under the federal tax code as a result of these payments and benefits.
     In addition, he would be entitled to reimbursement of attorneys fees and expenses incurred to successfully, in whole or in part, enforce the terms of his agreement with us.
     The foregoing description of the Employment Agreement does not purport to be complete. For an understanding of its terms and provisions, reference should be made to the Employment Agreement filed as Exhibit 10.1 to this report, which is incorporated by reference.
Item 8.01   Other Events
     On March 10, 2008, we issued a press release, announcing the appointment of Stephen E. Macadam to serve as EnPro’s President and Chief Executive Officer effective with the commencement of his employment on April 14, 2008 and that at that time, our current Chief Executive Officer and President, Ernest F. Schaub, will step down from those positions in connection with his previously announced retirement plans. The press release is filed as Exhibit 99.1 to this Form 8-K and is incorporated by reference.

Item 9.01	Exhibits

Exhibit 10.1 —	Executive Employment Agreement dated March 10, 2008 between EnPro Industries, Inc. and Stephen E. Macadam

Exhibit 99.1 —	Press release of EnPro Industries, Inc. dated March 10, 2008

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
     Date: March 10, 2008

ENPRO INDUSTRIES, INC.
By:	/s/ Richard L. Magee
Richard L. Magee
Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Exhibit

10.1	Executive Employment Agreement dated March 10, 2008 between EnPro Industries, Inc. and Stephen E. Macadam

99.1	Press release of EnPro Industries, Inc. dated March 10, 2008